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                                                           Exhibit 10.22

"Pages where confidential treatment has been requested are marked 'Confidential Treatment Requested.' The redacted material has been separately filed with the Commission, and the appropriate section has been marked at the appropriate place and in the margin with a star (*)."

                            MUTUAL SERVICES AGREEMENT

                                 BY AND BETWEEN

                         CEDAR BAYOU FRACTIONATORS, L.P.

                                       AND

                    WARREN PETROLEUM COMPANY, LIMITED PARTNERSHIP

                            EFFECTIVE JANUARY 1, 1998


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                            MUTUAL SERVICES AGREEMENT

      This MUTUAL SERVICES AGREEMENT is entered into this 16th day of December 1997, to be effective as of January 1, 1998 (the "Effective Date") by and between Cedar Bayou Fractionators, L.P., a Delaware Limited Partnership (the "CBF") and Warren Petroleum Company, Limited Partnership ("Warren").

      WHEREAS, as of the Effective Date, CBF has acquired ownership of a certain natural gas liquids fractionation facility located in Mont Belvieu, Texas, formerly owned by Warren and Warren has retained title to the adjacent natural gas liquids storage facility and terminal;

      WHEREAS, the fractionator and the storage facility, as having formerly been under common ownership, have shared certain facilities and services and CBF and Warren wish to establish terms under which they will continue the coordination of operations between the CBF fractionator and the Warren Storage facility and terminal in order to efficiently operate same and wish to set forth herein the terms on which CBF and Warren will each provide certain physical facilities and services to the other during the term of this Agreement;

      NOW, THEREFORE, CBF and Warren agree as follows:

                         ARTICLE 1. SCOPE & DEFINITIONS

1.1   SCOPE

      The Parties agree that each shall be solely responsible for the operation of their own respective facilities and all costs, expenses and liabilities related to same excepting only such services and facilities as each Party has expressly agreed to provide to the other Party under the terms of this Agreement.

1.2   DEFINITIONS

      The following terms are defined as stated for this purposes of this
      Agreement:

      "ACTION" shall mean any and all claims (whether in contract, tort or indemnity), demands, causes of action, liens, actions, suits, alternative dispute resolution proceedings and governmental authority proceedings or investigations.

      "APPLICABLE LAWS" shall mean all present and future applicable and valid laws, rules, regulations, statutes, guidance documents or requirements (including consent decrees and administrative orders), codes, ordinances or other requirements of the United States or any regional, state or local government entity, including all related amendments and implementing regulations, including Environmental and Safety Laws.

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      "BUSINESS DAY" mean a Day on which Federal Reserve member banks in New
      York City are open for business.

      "CBF FACILITY" means the CBF owned natural gas liquids fractionation facility located in Mont Belvieu, Texas, and all the appurtenant equipment and facilities related thereto which have been conveyed as of the Effective Date hereto, pursuant to the CBF Limited Partnership Agreement, from Warren and DEVCO to CBF.

      "CBF OPERATING AGREEMENT" means that certain Operating Agreement of even date herewith executed between CBF in its capacity as owner of the CBF Facility and Warren in its capacity as CBF's contract operator of the CBF Facility.

      "CBF'S OPERATOR" means the contract operator of the CBF Facility, which is initially Warren as of the Effective Date.

      "CBF PREMISES" means that area leased to CBF within which the primary portions of the CBF Facility are located as indicated by the Surface Lease Boundary on the Plot Plan.

      "CLAIMS" shall mean collectively all Actions and Losses.

      "DAY" OR "DAILY" means the period of 24 consecutive hours commencing at 7:00 a.m. on a calendar day and ending at 7:00 a.m. Central Standard Time or Central Daylight Savings Time, as applicable, on the next succeeding calendar day.

      "DEVCO" means Downstream Energy Ventures Company, L.L.C, presently the general partner of CBF.

      "EFFECTIVE DATE" means January 1, 1998.

      "ENVIRONMENTAL AND SAFETY LAWS" shall mean all Applicable Laws pertaining to human health, safety and/or the environment, waste management, natural resources, conservation, wildlife, any activity related to any environmental matter, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Sections 9601 ET SEQ. ("CERCLA"); the Resource Conservation and Recovery Act, 42 U.S.C Sections 6901 ET SEQ. ("RCRA"); the Clean Water Act, 33 U.S.C. Sections 1251 ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. Sections 2601 ET SEQ.; the Clean Air Act, 42 U.S.C. Sections 7401 ET SEQ.; the Hazardous Liquid Pipeline Safety Act, 49 U.S.C. Sections 60101 ET SEQ.; the Occupational Safety and Health Act, 29 U.S.C. Sections 651 ET SEQ.; and the Natural Gas Pipeline Safety Act, 49 U.S.C. Sections 60101
      ET SEQ., as amended from time to time.

      "ISOM Unit" means the Warren owned isomerization facilities located immediately south of the CBF Facility, in the area indicated as the "ISOM" area marked in red on the Plot Plan.

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                       'Confidential Treatment Requested'

      "LOSS" shall mean the sum of all costs, expenses (including court costs and reasonable attorneys fees), liabilities (whether environmental, financial or otherwise), fines, penalties, losses, interest, damages (including personal injury to or death of any person or damages or loss of any property), decrees, awards, judgments and settlements, including but not limited to the cost of investigation thereof.

      "PARTY" means either the CBF or Warren. "Parties" shall mean both CBF and Warren.

      "PLOT PLAN" means the plot plan attached hereto, labeled as Exhibit A hereto, and initialed by the Parties for identification purposes, which is incorporated herein by reference, and which depicts the location of, and some detail regarding, the CBF Facility, the Warren Terminal, the ISOM Unit and other related facilities.

      "WARREN FACILITIES" shall mean the Warren Terminal, the ISOM Unit and other Warren owned facilities located on the Warren Premises.

      "WARREN TERMINAL" shall mean the Warren owned and operated natural gas liquids storage facilities which are equipped to store and receive and deliver, via pipelines, rail cars, and tank trucks, mixed streams of natural gas liquids and final specification products, which are located adjacent to the CBF Facility.

      "WARREN PREMISES" shall mean those areas shown on the Plot Plan that are outside of the CBF Premises and other Warren property in the general area of the Warren Terminal and the CBF Facility.

                                 ARTICLE 2. TERM

      This Agreement shall commence on January 1, 1998, and continue for a term
* of [REDACTED] years thereafter.

                           ARTICLE 3. SERVICES BY CBF

  3.1   FUEL GAS

      CBF shall provide fuel gas to the Warren Terminal and the ISOM Unit as is necessary for operation of same, it being understood that same is being provided to CBF by third parties and, therefore, CBF cannot guaranty or be liable for any interruptions in fuel gas service. All metering of gas volumes shall be done by Warren (said meters being located on the Warren Premises) in accordance with accepted industry practices as same are in effect at the Warren Terminal from time to time.

  3.2   FLARES

      CBF shall allow Warren to continue the physical piping connection between the Warren Terminal and the flares and the flare related equipment located at the CBF Facility (including, without limitation, flares, flare tanks, and water and product pumps), as marked on the Plot Plant, (the "Flare Equipment") but excluding the "ISOM Flare" and the "No. 4 Flare Tank for ISOM", as same are marked on the Plot Plan. In

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                       'Confidential Treatment Requested'

  connection with such continued connection to the Flare Equipment, Warren shall be authorized to flare natural gas liquids and gas originating from the Warren Terminal through such flares as are appropriate for the configuration and design of same, subject to any operating procedures established by CBF, it being understood that any such operating procedures may not constructively or otherwise result in Warren being denied the use of the Flare Equipment in connection with operations at the Warren Terminal. Both Parties agree to cooperate to prepare and file any and all regulatory reports as necessary to allow both Parties to use the Flare Equipment and to properly report any discharges resulting from the use of the Flare Equipment which are required by law to be reported to regulatory authorities. The Party initiating any flaring of natural gas liquids, gas or any other substances through their own use of the Flare Equipment shall be solely responsible for any fines, penalties or assessments arising as a result of such flaring activity and hereby agrees to indemnify the Party against same, including any reasonable attorney's fees incurred by the other Party prior to tendering any claim hereunder to the indemnifying Party for defense of same. Should either Party become aware of any proposed assessment, fine or penalty arising from any flaring by the other Party hereunder, it shall advise the other Party as soon as feasible and allow such Party to manage resolution of any such matter.

      In consideration for the access and use of the Flare Equipment, Warren
* shall pay to CBF [REDACTED] of CBF's costs incurred in the maintenance of the Flare Equipment.

  3.3   EMERGENCY NITROGEN SUPPLY

      CBF shall provide emergency nitrogen back up service through the nitrogen pipeline currently connected to the CBF Facility and the Warren Terminal and shall maintain a nitrogen supply agreement to maintain nitrogen supply in said pipeline. Warren agrees, however, that such nitrogen shall be used only in an emergency where Warren's normal operating supply of instrument air nitrogen has been interrupted and nitrogen is needed to continue operations at the Warren Terminal. There shall be no charge to Warren for the availability or use of such emergency nitrogen supply provided same is used on an emergency basis consistent with the terms of this section.

  3.4   FRESH WELL WATER SUPPLY

      CBF shall supply to the Warren Terminal a supply of fresh water from its well water supply system as is needed by the Warren Terminal for miscellaneous uses, but same shall not be used in storage well operations or for fire water system supply. There will be no charge to Warren for this service or such water. Each Party shall maintain their own portions of the well water supply system located on their respective facilities at their own cost and expense.

  3.5   DRAINAGE CULVERT ACCESS

      Surface runoff water from the Warren Premises collects and drains to Cedar Bayou through a concrete lined drainage culvert which traverses the CBF Facility. CBF agrees to continue to maintain same in a reasonably clear and functional condition

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substantially the same as the condition it is in as of the Effective Date in order to allow such drainage to continue.

3.6   FIRE WATER SYSTEM

      The Parties acknowledge that the fire water system, including all equipment and piping, serving both the CBF Facility and the ISOM Unit (the "Fire Water System") were designed as one system and are not segregated between those two facilities. Contemporaneous herewith, CBF has acquired all right, title and interest formerly held by Warren in the entirety of the Fire Water System, including all portions located both within the CBF Premises and the Warren Premises. The Parties agree that CBF shall continue to maintain and operate, at its sole cost and expense, all portions of the Fire Water System wherever located.

3.7   SHARED SERVICES

       To the extent possible and agreed to by the Parties on a year to year basis, the below services provided by third parties at the CBF Facility and the Warren Premises shall be procured under one agreement for both the CBF Facility and the Warren Premises. For that reason, during the initial year hereunder, and year to year thereafter as and when approved by CBF's Management Committee, CBF's Operator shall contract with the appropriate third parties to provide the following described services and shall coordinate the actual provision of such services to both facilities. The portion of the costs incurred for such third party services shall be allocated each year between the Parties based on factors approved by CBF's Management Committee as a part of the process of approving the operating and maintenance expenses budgets submitted annually by CBF's Operator. Should Warren cease to be CBF's Operator during the term hereof, any then current successor operator and Warren shall agree to the allocation of such costs prior to CBF's Operator submitting the CBF share of such costs to the CBF Management Committee in its proposed annual budget:

      (a) Equipment maintenance services: Maintainance, servicing of existing equipment owned separately by CBF and Warren, procurement of replacement equipment, when needed, upon approval of the Party whose equipment is being replaced, with all equipment purchase costs to be borne solely by the Party receiving same, for the following types of equipment and systems:

            (i)   Telephone/PBX;

            (ii)  Radio equipment;

            (iii) Local Area Network and attached computers, and

            (iv)  Communications equipment.

      (b)   Premises security services, if applicable.

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                      'Confidential Treatment Requested'


                          ARTICLE 4. SERVICES BY WARREN

4.1   ELECTRICAL SUPPLY

      (a)   POWER SUPPLY AND SUBSTATION

      The "Warvue electrical substation" (the name designated by Houston Lighting & Power for such electrical substation) and power lines connecting same to the CBF Facility and the Warren Premises are owned by Warren. Warren, as former owner of the CBF Facility, entered into and maintains an electrical power contract with Houston Lighting and Power (hereinafter known as the "HL&P Contract"), pursuant to which the CBF Facility and the Warren
  Premises are supplied with electrical power from HL&P delivered to a HL&P metering facility at the electrical substation. CBF agrees to reimburse Warren for the actual electrical cost attributable to the CBF Facility which will be prorated based upon data obtained from Warren owned electrical meters which measure separately the electricity directed through the substation to both the CBF Facility and the Warren Premises.

      (b)   SUBSTATION MAINTENANCE COSTS

      Warren will also maintain a current maintenance contract with an outside maintenance firm for all maintenance costs of the substation. The costs will be prorated proportionate to power usage for the prior calendar year. Non-routine maintenance work that is identifiable to a specific facility will be charged 100% to the respective facility.

      (e)   FUTURE ARRANGEMENTS

      Should Warren and CBF mutually agree to do so in the future, the Parties may contract separately with HL&P, or mutually enter into an agreement to provide for separate and direct billing by HL&P to each Party, so as to require the installation of separate HL&P metering for each of their respective facilities. The Parties agree that, in such instance, CBF and Warren shall each share equally in the costs of installing additional metering facilities at the electrical substation and the Parties shall agree at such time as to which added items of metering equipment will be owned by which Party.

4.2   TRAINING CENTER

      The Warren owned Training Center building and facilities and equipment therein shall be used by both Warren and CBF, with Warren being responsible
* for scheduling use and CBF shall reimburse Warren [REDACTED] of the costs incurred in the operation and maintenance of same. Should Warren commence operation of the ISOM Unit, the percentage allocation of costs will be renegotiated subject to Section 5.1.

4.3   CBF SPECIFICATION PRODUCT METERS

      Warren shall maintain the specification product custody transfer meters owned by CBF and located on the Warren Terminal premises in normal operating condition in accordance with accepted industry tolerances and standards. Additionally, Warren shall perform meter provings on such custody transfer meters at intervals established by CBF's


                                      -6-
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Operator but no less frequently than required by Warren's standard measurement procedures. Such meter provings shall be performed in accordance with Warren's standard measurement procedures, as such measurement procedures may change from time to time, and shall conform to good measurement practices in the industry and the then current API Manual of Petroleum Measurement Standards. Warren shall furnish CBF with a copy of Warren's measurement procedures by January 1, 1998, and Warren shall furnish CBF with a current copy each time such procedures are changed during the term of this agreement. CBF shall have the right to witness all such meter provings.

      CBF shall pay Warren for all costs incurred in providing maintenance on the referenced meters including, but not limited to, labor time expended in performing meter provings.

4.4   ACCESS TO BRINE POND

      Warren shall continue to allow CBF access to the Warren Terminal's West Brine Pond to which the CBF "Flare Tank Pump Out" line discharges, as such line is marked on the Plot Plan, such access to be solely for the purpose of continuing to operate said Flare Tank Pump Out line to the extent any discharges from such line are in compliance with all applicable permits.

4.5   UNTREATED WATER SUPPLY

      Warren shall provide CBF with untreated water supplies sufficient to properly pressurize and operate the fire water system serving the CBF Facility. CBF will reimburse all of Warren's costs incurred with respect to untreated water provided to the fire water system, including amounts paid to the City of Houston for the volumes of untreated water provided to CBF under this Section 4.5.

4.6   TRUCK SCALES

      Warren will allow the CBF Operator to use the truck scales located at the Warren Terminal for the purpose of weighing loads removed by waste removal contractors removing waste from the CBF Facility.

4.7   ISOM UNIT AIR COMPRESSOR

      As of the Effective Date, Warren, as former owner of the CBF Facility, had connected a newer model air compressor located in the ISOM Unit, and the title to which has been retained by Warren, to the instrument air system serving the CBF Facility. Warren agrees to allow CBF to continue to use the referenced air compressor to provide instrument air to the CBF Facility's instrument air system; provided, that:

            (i) CBF's Operator shall maintain said air compressor in good operating condition, ordinary wear and tear excepted, and shall be responsible for the costs of ordinary consumable supplies, electric costs (calculated based on compressor runtime and horsepower) and replacement parts necessary to so maintain said air compressor, and

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            (ii)  Warren may terminate CBF's use of same on thirty (30) Days notice.

                     ARTICLE 5. OTHER AGREEMENTS & SERVICES

      The Parties acknowledge that prior to the Effective Date both the Warren Facilities and the CBF Facility were under the common ownership and operation of Warren and in partitioning the ownership of the CBF Facility from the remainder of the Warren property owned at Warren Facilities and adjacent properties, the Parties have attempted to determine all services and equipment and facilities that were used to support both the Warren Facilities and the CBF Facility in common and establish herein terms for such continued common use and support. However, the Parties acknowledge that the nature of the former common ownership and operation of the Warren Facilities and the CBF Facility, and the physical integration of such facilities in the past, could create a need for the Parties to address additional items in the future to allow the Parties to operate and support their respective facilities. Therefore, the Parties agree as follows:

5.1   ISOM UNIT USAGE

      The Parties acknowledge that the ISOM Unit owned by Warren cannot operate except in coordination with, and in connection with, the operation of the CBF Facility but that the ISOM Unit is not currently operating. Should Warren determine in the future that it wishes to commence operation of the ISOM Unit, CBF agrees to negotiate in good faith to establish terms under which the ISOM Unit can receive products from the CBF Facility and other sources and process same through the ISOM Unit, including compensation provisions to recognize the costs incurred and benefits received by the Parties respectively as a result of such operation of the ISOM Unit and CBF agrees that it will not unreasonably withhold consent to any request from Warren to coordinate to allow the operation of the ISOM Unit provided that CBF is kept whole on any costs it might incur in connection with such operations.

5.2   OTHER SERVICES

      The Parties will negotiate in good faith to amend this Agreement to address provisions for access by either Party to the services or facilities of the other Party which were inadvertently omitted, it being understood that neither Party may be compelled hereby to provide any services or allow access to any of its facilities to the other Party by virtue of this Section if it does not agree to the level of cost reimbursement or compensation therefor, taking into account the administrative burden of providing and accounting for same, or if it does not agree to allow physical access by the other Party hereunder to any of its physical facilities due to safety, regulatory, environmental or legal factors deemed sufficient by such Party.

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                   ARTICLE 6. LIMITATION ON PARTIES' LIABILITY

6.1   DEFINITIONS

      For the purposes of this Article 5, "Party" will be deemed to include each Party's respective affiliates, officers, directors, agents, employees, partners, representatives, successors and assigns.

6.2   MUTUAL INDEMNIFY

      NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EACH PARTY (THE "INDEMNIFYING PARTY" FOR PURPOSES OF THIS SECTION 6.2) SPECIFICALLY AGREES THAT THE OTHER PARTY HEREUNDER (THE "INDEMNIFIED PARTY" FOR PURPOSES OF THIS SECTION 6.2) SHALL NOT BE LIABLE FOR, AND RELEASES THE INDEMNIFIED PARTY FROM AND AGREES TO INDEMNIFY AND HOLD HARMLESS THE INDEMNIFIED PARTY FROM AND AGAINST ANY AND ALL CLAIMS, WHETHER FINANCIAL OR OTHERWISE, IN ANY WAY ARISING OUT OF, IN CONNECTION WITH, OR INCIDENT TO THE SERVICES PROVIDED BY THE INDEMNIFIED PARTY HEREUNDER (INCLUDING CONTRACTS OR AGREEMENTS NECESSARY TO PROVIDE SUCH SERVICES), INCLUDING, BUT NOT LIMITED TO, (I) ANY VIOLATION OR ALLEGED VIOLATION OF ALL APPLICABLE LAWS, INCLUDING ENVIRONMENTAL LAWS; (II) ANY INJURY TO OR DEATH OF ANY PERSONS OR LOSS OF ANY PROPERTY; AND (III) ALL CLAIMS ARISING OUT OF ANY CONTRACTS OR AGREEMENTS, INCLUDING BUT NOT LIMITED TO INDEMNITY OBLIGATIONS ASSUMED BY INDEMNIFIED PARTY. IN ALL CASES DESCRIBED ABOVE, THE INDEMNIFYING PARTY'S OBLIGATION TO INDEMNIFY AND HOLD THE INDEMNIFIED PARTY HARMLESS SHALL APPLY WHETHER OR NOT ANY SUCH CLAIMS SHALL ARISE IN WHOLE OR IN PART FROM ANY SOLE, JOINT OR CONCURRENT FAULT OR NEGLIGENCE OF THE INDEMNIFIED PARTY OR ANY OF ITS CONTRACTORS, PROVIDED, HOWEVER, THAT THE INDEMNIFYING PARTY SHALL NOT BE REQUIRED TO RELEASE, INDEMNIFY OR HOLD HARMLESS THE INDEMNIFIED PARTY FROM ANY CLAIMS AND LOSSES ARISING OUT OF, ATTRIBUTABLE TO, IN CONNECTION WITH OR INCIDENT TO ANY GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY OR ITS CONTRACTORS.

6.3   STANDARD OF CARE IN MAINTENANCE & DISCLAIMER OF WARRANTIES

        In connection with performing maintenance or work on the equipment or other property of the other Party, the Party performing such maintenance or work shall use ordinary care and shall maintain same in normal operating condition, ordinary wear and tear excepted, and shall not be liable for the costs of replacements parts or replacement equipment, which costs shall be borne by the owner of the particular equipment or property in question EXCEPT to the extent otherwise specifically provided in Articles 3 or 4 above. THE FOREGOING NOTWITHSTANDING, BOTH PARTIES HEREBY DISCLAIM ANY AND ALL WARRANTIES OR REPRESENTATIONS REGARDING THE SERVICES THEY ARE TO PROVIDE HEREUNDER, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE CONFORMANCE TO ANY SPECIFICATIONS OR STANDARDS OTHER THAN THOSE SPECIFICALLY SET FORTH IN THIS AGREEMENT.

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                      ARTICLE 7. INVOICING, PAYMENT, AUDITS & TAXES

7.1   CHARGES TO CBF PARTNERSHIP ACCOUNT

      During any time periods when Warren is CBF's Operator, the following terms apply: Warren, in its capacity as CBF's Operator, shall charge CBF's Partnership account for all amounts for which CBF is obligated hereunder on a monthly basis, provided same shall be so charged to the CBF's "Account" as same is defined in the CBF Operating Agreement and consistent with the authority granted to the "Operator" under the CBF Operating Agreement. Also on a monthly basis, Warren shall deposit to the said Account of CBF all amounts which Warren is obligated to pay to CBF hereunder.

7.2    INVOICES & PAYMENTS

      During any time periods when Warren is not CBF's Operator, this Section
7.2 shall be applicable as follows: All amounts payable by either Party hereunder shall be invoiced by the Party entitled to same (the "Invoicing Party") by the 25th Day of the month following the month in which same accrued and shall be payable by the Party obligated to pay same (the "Paying Party") within thirty (30) Days of the date of the invoice. If the Day on which any payment is due is not a Business Day, then the relevant payment shall be due upon the immediately preceding Business Day, except if such payment due date is a Sunday or Monday, then the relevant payment shall be due upon the immediately succeeding Business Day. Any amounts which remain due and owing after the due date shall bear interest thereon at the lower of the United States Treasury 90-Day T-Bill interest rate, as published in the Wall Street Journal on the first day such rate is quoted at the beginning of each calendar quarter, plus thirteen (13%), or the maximum lawful rate of interest (the "Base Rate").

7.3   SPARE PARTS & EQUIPMENT TRANSFERS

      To the extent either Party provides spare parts or replacement equipment out of its own inventory to repair or replace equipment or facilities owned by the other Party in connection with providing services within the scope of this Agreement, the cost of same for invoicing purposes shall be established based on the terms of Part IV, Exhibit A (Accounting Procedure) attached to the CBF Operating Agreement.

7.4   ADJUSTMENTS

      All charges made by Warren to the CBF Account, as provided for in
Section 7.1 above, or invoices or statements issued during any calendar year pursuant to Section 7.2 above, shall conclusively be presumed to be true and correct after twenty-four (24) months following the end of any such calendar year, unless within the said twenty-four (24) Month period the Party to whom a charge was made takes written exception thereto and makes claim on the other Party hereto for adjustment. No adjustment favorable to Warren when it is acting in its capacity as CBF's Operator shall be made unless it is made within the same prescribed period. The provisions of this Section 7.4 shall not prevent adjustments resulting from a physical inventory of Controllable Material in the manner provided for in Exhibit "A", Section V, to the CBF Operating Agreement.

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7.5   AUDITS

      Either Party, in its capacity as a Paying Party, upon at least thirty (30) Days prior notice in writing to the Invoicing Party, shall have the right to audit the records of the Invoicing Party regarding the fees, charges and reimbursements invoiced or otherwise charged to the Paying Party hereunder for any calendar year within the twenty-four (24) calendar month period following the end of such calendar year. The Paying Party shall make every reasonable effort to conduct an audit in a manner which will result in a minimum of inconvenience to Invoicing Party. The Paying Party shall bear all costs of conducting the audit of such records. An audit shall not be conducted more than once each year. The Paying Party must present its report and any exceptions to the Paying Party in writing hereunder within the above stated 24 month period and the Invoicing Party shall reply in writing to the Paying Party's audit report within 180 Days after receipt of such report. Should the Parties fail or be unable to resolve any audit disputes, the matter shall be resolved using the dispute resolution procedures set forth in Article 8 of this Agreement.

7.6   TAXES

      All fees, charges and reimbursements set forth in this Agreement are exclusive of taxes. The Paying Party shall be responsible for all taxes, levies, and assessments directly related to any amounts payable by it, excepting taxes based on the net income or gross receipts of the Invoicing Party. The Paying Party shall, upon receipt of notice from the Invoicing Party, promptly pay, or if the Invoicing Party has paid any such amounts, reimburse the Invoicing Party for all such taxes, levies, or assessments. Each Party agrees to hold the other Party harmless from all claims and liabilities arising from such Party's failure to report or pay such taxes, excluding penalties, interest or other liabilities which result from, or could have been avoided, but for, unreasonable delays by the Party claiming a right for indemnity hereunder in providing the referenced notice for reasons within its exclusive control.

                  ARTICLE 8. ALTERNATIVE DISPUTE RESOLUTION

      (a) COVERED DISPUTES - Any dispute, controversy or claim (whether sounding in contract, tort or otherwise) arising out of or relating to this Agreement, including, without limitation, the meaning of its provisions, or the proper performance of any of its terms by either Party, its breach, termination or invalidity ("Dispute") will be resolved in accordance with the procedures specified in this Section, which will be the sole and exclusive procedure for the resolution of any such Dispute, except that a Party, without prejudice to the following procedures, may file a complaint to seek preliminary injunctive or other provisional judicial relief, if in its sole judgment, that action is necessary to avoid irreparable damage or to preserve the status quo. Despite the filing of any such injunctive or other provisional judicial relief, the Parties will continue, subject to Subsection (j) below, to participate in the applicable procedures specified in this


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            Section. The obligation to participate in such applicable procedures shall not require either Party to participate in the negotiation between executives procedures set forth in Subsection (c) below or the mediation procedures set forth in Subsection (d) below if either Party determines, in its sole discretion, that such procedures would be futile.

      (b) INITIATION OF PROCEDURES. Either Party desiring to initiate the dispute resolution procedures set forth in this Section with respect to a Dispute not resolved in the ordinary course of business (the "Initiating Party") must give written notice of the Dispute (the "Dispute Notice") to the other Party (the "Non-Initiating Party"). The Dispute Notice shall include (i) a statement of that Party's position and a summary of arguments supporting that position, and
            (ii) the name and title of the executive who will represent that Party, and of any other person who will accompany the executive, in the negotiations under Subsection (c) below.

      (c) NEGOTIATION BETWEEN EXECUTIVES - If one Party has given a Dispute Notice under Subsection (b) above, the Parties may attempt in good faith to resolve the Dispute within forty-five (45) days following receipt of the Dispute Notice by the Non-Initiating Party by negotiation between executives who have authority to settle the Dispute and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement or the matter in Dispute. Within fifteen (15) days after receipt of the Dispute Notice, the Non-Initiating Party may submit to the other a written response. If given, the response will include (i) a statement of that Party's position and a summary of arguments supporting that position, and (ii) the name and title of the executive who will represent that Party and of any other person who will accompany the executive. If such a response is given by the Non-Initiating Party, within forty-five (45) days following receipt of the Dispute Notice by the Non-Initiating Party, the executives of both Parties will meet at a mutually acceptable time and place, and thereafter, as often as they reasonably deem necessary, to attempt to resolve the Dispute.

      (d) MEDIATION - If the Dispute has not been resolved by negotiation under the Subsection (c) above within forty-five (45) days following receipt of the Dispute Notice by the Non-Initiating Party or if the Non-Initiating Party fails to respond within the required fifteen
            (15) day period, either Party may initiate the mediation procedure of this Subsection by giving written notice to the other Party ("Mediation Notice"). The Parties will endeavor to settle the Dispute by mediation within sixty (60) days of the Mediation Notice under the then current Center for Public Resources ("CPR") Model Mediation Procedure for Business Disputes. If the Parties have not agreed upon a mediator within seven (7) days after the Mediation Notice, either Party may request CPR assistance in the selection of a mediator under its guidelines. Unless otherwise agreed to by the Parties, no discovery shall be allowed during the sixty (60) day mediation period. If both Parties elect to participate in the mediation procedures set forth herein, the cost of the mediator will be shared equally between the Parties, unless otherwise agreed to in writing by the Parties. If one Party elects not to participate in the mediation procedures, neither Party shall bear any cost associated with such procedure, other than costs that each Party may have incurred in connection therewith which shall be borne by the Party that incurred such costs.

      (e) ARBITRATION. If the Dispute has not been resolved by mediation under the Subsection (d) above within the required sixty (60) day period or if either Party fails and/or refuses to participate in such mediation procedures, either Party may request that the matter be resolved through arbitration by submitting a written notice (the "Arbitration Notice") to the other. Any arbitration that is conducted hereunder shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1 ET SEQ., as amended, and will not be governed by the arbitration acts, statutes, or rules of any other jurisdiction.

      (f) ARBITRATION PROCEDURE. The Arbitration Notice shall name the noticing Party's arbitrator and shall contain a statement of the issue(s) presented for arbitration. Within fifteen (15) Days of receipt of an Arbitration Notice, the other Party shall name its arbitrator by written notice to the other and may designate any additional issue(s) for arbitration. The two named arbitrators shall select the third arbitrator within fifteen (15) Days after the date on which the second arbitrator was named. Should the two arbitrators fail to agree on the selection of the third arbitrator, either Party shall be entitled to request the Senior Judge of the United States District Court for the Southern District of Texas to select the third arbitrator. Should either Party fail and/or refuse to name its arbitrator within the required fifteen (15) day period, the other Party shall be entitled to request the Senior Judge of the United States District Court for the Southern District of Texas to select the arbitrator for such Party. All arbitrators shall be qualified by education or experience within the natural gas liquids portion of the energy industry to decide the issues presented for arbitration. No arbitrator shall be: a current or former director, officer, or employee of either Party or its Affiliates; an attorney (or member of a law firm) who has rendered legal services to either Party or its Affiliates within the preceding three Years; or an owner of any of the common stock of either Party, or its Affiliates.

      (g) ARBITRATION HEARING. The three arbitrators shall commence the arbitration proceedings within twenty-five (25) Days following the appointment of the third arbitrator. The arbitration proceedings shall be held at a mutually acceptable site and if the Parties are unable to agree on a site, the arbitrators shall select the site. The arbitrators shall have the authority to establish rules and procedures governing the arbitration proceedings, including, without limitation, rules concerning discovery. Each Party shall have the opportunity to present its evidence at the hearing. The arbitrators may call for the submission of pre-hearing statements of position and legal authority, but no post-hearing briefs shall be submitted. The arbitration panel shall not have the authority to award incidental, consequential, special, punitive or exemplary damages. In addition, if an issue under consideration is limited to a determination of an amount of money owed by one Party to the other, each Party shall submit to the arbitration panel a final offer of its proposed resolution of the dispute. The arbitration panel shall be charged to select from the two proposals the one which the panel finds to be the most reasonable and consistent with the terms and conditions of this Agreement, and the arbitration panel shall not average the Parties' proposals or otherwise craft its own remedy. All evidence submitted in an arbitration proceeding, transcripts of such proceedings, and all documents submitted by the Parties in an arbitration proceeding shall be kept confidential and shall not be disclosed to any third Party by either Party hereto.

      (h) ARBITRATION DECISION AND COSTS. The decision of the arbitrators or a majority of them, shall be in writing and shall be final and binding upon the Parties as to the issue(s) submitted. The cost of the hearing shall be shared equally by the Parties, and each Party shall be responsible for its own expenses and those of its counsel or other representatives. Each Party hereby irrevocably waives, to the fullest extent permitted by law, any objection it may have to the arbitrability of any such disputes, controversies or claims and further agrees that a final determination in any such arbitration proceeding shall be conclusive and binding upon each Party.

      (i) ENFORCEMENT OF AWARD. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. The prevailing Party shall be entitled to reasonable attorneys' fees in any contested court proceeding brought to enforce or collect any award of judgment rendered by the arbitrators.

      (j)   TOLLING AND PERFORMANCE. Except as otherwise provided in this
            Article 8, all applicable statutes of limitation and defenses based upon the passage of time and all contractual limitation periods specified in this Agreement, if any, will be tolled while the procedures specified in this Article 8 are pending. The Parties will take all actions to effectuate necessary to necessary to effectuate the tolling of any applicable statute of limitation or contractual limitation periods. All deadlines specified herein may be extended by mutual written agreement of the Parties. Each Party is required to continue to perform its obligations under this Agreement pending final resolution of any Dispute, unless to do so would be impossible or impracticable under the circumstances. Notwithstanding the foregoing, the statute of limitations of the State of Texas applicable to the commencement of a lawsuit will apply to the commencement of an arbitration under this Agreement, except that no defenses will be available based upon the passage of time during any negotiation or mediation called for by the preceding Subsections of this Section.

                ARTICLE 9. LAWS, REGULATIONS AND FORCE MAJEURE

9.1   LAWS AND REGULATIONS

      This Agreement and all operations hereunder shall be subject to all Applicable Laws, but nothing contained herein shall be construed as a waiver of any right to question or contest any Applicable Law in any forum having jurisdiction over the premises.

9.2   GOVERNING LAW

      THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES WITH RESPECT TO THIS AGREEMENT, SHALL BE PERFORMED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO RULES CONCERNING CONFLICTS OF LAW THAT WOULD DIRECT THE APPLICATION OF ANY OTHER LAWS.

9.3   FORCE MAJEURE

      In the event of any Party hereto being rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, other than to make payments then or thereafter due hereunder, it is agreed that on such Party giving notice and full particulars of such force majeure in writing to the other Party as soon as possible after the occurrence of the cause relied on, then the obligations of the Party giving such notice, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused but for no longer period, and such cause shall as far as possible be remedied with all reasonable and diligent dispatch by the Party claiming such in order to put itself in a position to carry out its obligations under this Agreement. The term "force majeure" as employed herein shall mean acts of God, strikes, lockouts, or other industrial disturbances, sabotage, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, storm warnings, floods, washouts, arrests and restraints of governments and people, civil disturbances, explosions, breakage or accident to equipment, machinery or lines of pipe, the necessity for making repairs or alterations to equipment, machinery or lines of pipe, freezing of wells or lines of pipe, partial or entire failure of wells, pipes or other portions of the Facility, well failures or blowouts, cratering of wells, inability to obtain pipe, materials, equipment, rights-of-way, permits, or labor, any legislative, governmental or judicial actions which are resisted in good faith, and any other causes, whether of the kind herein enumerated or otherwise, not within the control of the Party claiming suspension and which by the exercise of due diligence such Party could not have prevented. The term Force Majeure as employed herein shall likewise include (a) in those instances where either Party hereto is required to obtain servitudes, rights-of-way grants, permits or licenses or any other authority to enable such Party to acquire, or the delays on the part of such Party in acquiring at reasonable cost and after the exercise of reasonable diligence, such servitudes, rights-of-way grants, permits or licenses or other authority, and (b) in those instances where either Party hereto is required to furnish materials and supplies for the purpose of constructing or maintaining the Facility, or is required to secure permits, licenses, or permissions from any governmental agency or other authority to enable such Party to fulfill its obligations hereunder, the inability of such Party to acquire, or the delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such materials and supplies, permits, permissions and other authority.

      It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty, and that the above requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of opposing Party when such course is inadvisable in the discretion of the Party having the difficulty.

                              ARTICLE 10. NOTICES.

10.1  ADDRESSES FOR NOTICES

      Any notice or other communication provided for in this Agreement or any notice which either Party may desire to give to the other shall be in writing and shall be deemed to have been properly given if and when sent by facsimile transmission, delivered by hand, or if sent by mail, upon deposit in the United States mail, either U.S. Express Mail, registered mail or certified mail, with all postage fully prepaid, or if sent by courier, by delivery to a bonded courier with charges paid in accordance with the customary arrangements established by such courier, in each case addressed to the Parties at the following addresses:

      If to CBF:

      CEDAR BAYOU FRACTIONATORS, L.P.
      1000 Louisiana, Suite 5800
      Houston, Texas 77002
      Attention: Vice President, Asset Marketing and Services
      Phone: (713) 507-3843
      Facsimile: (713) 767-8286

      With a copy to:

      AMOCO MB FRACTIONATION COMPANY
      200 East Randolph Drive
      Chicago, Illinois 60601
      Attention:  Manager, NGL Planning and Optimization
      Phone:      (312) 856-6730
      Facsimile:  (312) 616-0624


      If to Warren:

      WARREN PETROLEUM COMPANY, LIMITED PARTNERSHIP
      1000 Louisiana, Suite 5800
      Houston, Texas 77002
      Attention: Vice President, Asset Marketing and Services
      Phone: (713) 507-3843
      Facsimile: (713) 767-8286

      or at such other address as either Party shall designate by written notice to the other. A notice sent by facsimile shall be deemed to have been received by the close of the first Business Day following the Day on which it was transmitted and confirmed by transmission report or such earlier time as confirmed orally or in writing by the receiving Party. Notice by
      U. S. Mail, whether by U. S. Express Mail, registered mail or certified mail, or by overnight courier shall be deemed to have been received by the close of the second Business Day after the Day upon which it was sent, or such earlier time as is confirmed orally or in writing by the receiving Party. Either Party may change its address or facsimile number by giving notice of such change in accordance with herewith.

                          ARTICLE 11. MISCELLANEOUS

      11.1 WAIVER. No waiver by either Party of the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release the other Party from performance of any other provision, condition or requirement herein; nor shall it be deemed to be a waiver of, or in any manner release the other Party from future performance of the same provision, condition, or requirement; nor shall any delay or omission of a Party in exercising any right hereunder in any manner impair the exercise of any such right or any like right accruing to it thereafter. No waiver shall be effective unless made in writing and signed by the Party to be charged with such waiver.

      11.2 AMENDMENT. This Agreement may be amended only by a written agreement executed by both Parties that expressly amends this Agreement.

      11.3 AGREEMENT IN COUNTERPARTS. This Agreement, or any amendment thereto, may be executed in multiple counterparts, each of which shall be deemed an original Agreement upon the signature by each of the Parties on at least one counterpart.

      11.4 FURTHER ASSURANCES. Each Party, upon the request of the other Party agrees to perform any further acts and execute and deliver any other documents, which may be reasonably necessary to carry out the provisions of this Agreement.

      11.5 VALIDITY. If any provision of this Agreement is held to be illegal, invalid, or unenforceable and such invalidity or unenforceability has or would have a material and substantial negative impact on the rights, duties or obligations of either Party, then the Parties shall meet to determine if such negative impact can be eliminated or mitigated. If such negative impact can not be eliminated or mitigated to the satisfaction of the Party affected thereby, that Party shall have the right to terminate this Agreement. If any provision of this Agreement is held to be illegal, invalid, or unenforceable and such invalidity or unenforceability does not have a material and substantial negative impact on the rights, duties or obligations of either Party, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, (1) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a provision similar in terms to such illegal, invalid, or unenforceable provision as may be possible and as may be legal, valid, and enforceable and (2) such illegality, invalidity or unenforceability shall not affect the validity or enforceability in that jurisdiction of any other provision of this Agreement nor the validity or enforceability in other jurisdictions of that or any other provision of this Agreement.

      11.6 EXHIBITS AND SCHEDULES. All exhibits and schedules or descriptions referred to in this Agreement are expressly incorporated herein by reference as if set forth in full, whether or not attached hereto. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any exhibit, schedule or other documents referenced herein, the terms and conditions of this Agreement shall govern and control.

      11.7 ENTIRE AGREEMENT. This Agreement, including all exhibits, schedules and descriptions incorporated herein, constitutes and contains the full and final agreement of the Parties hereto relating to the matters described herein, and unless otherwise specified herein, this Agreement supersedes and replaces any and all prior agreements or understandings (whether written or oral) between or among the Parties regarding the subject matter hereof, including but not limited to the Letter of Intent between Warren and Amoco Oil Company dated November 7, 1997.

      11.8 TITLES AND HEADINGS. The titles and headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

       11.9 BINDING EFFECT. This Agreement and the covenants, obligations, undertakings, rights and benefits set forth herein shall be binding on and inure to the benefit of the Parties and their respective authorized successors and assigns. Neither Party hereto may assign its interest herein without the consent of the other Party, which consent will not be unreasonably withheld; but no such consent to assignment shall relieve the assignor of any liability hereunder unless otherwise agreed in writing by the other Party. No assignment of this Agreement shall affect or bind the other Party until it shall have been furnished with an original executed or certified copy of the assignment instrument.

      11.10 BENEFITS OF AGREEMENT RESTRICTED TO PARTIES. Nothing in this Agreement, expressed or implied, shall give or be construed to give any person, other than the Parties hereto (including their Affiliates) and their successors and assigns, any legal or equitable right, remedy or claim under or in respect to this Agreement or under any covenant, condition or provision contained herein; and all such covenants, conditions and provisions shall be for the sole benefit of the Parties hereto.

      11.11 RESERVATION OF RIGHTS. Except as otherwise provided herein, each Party reserves to itself all rights, set-offs, counterclaims, and other remedies and/or defenses which such Party is or may be entitled to arising from or out of this Agreement or as otherwise provided by law.

      11.12 PRINCIPLES OF CONSTRUCTION AND INTERPRETATION. In construing this Agreement, the following principles shall be followed:

                  (a) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

                  (b) the word "includes" and its syntactical variants mean "includes, but is not limited to" and corresponding syntactical variant expressions; and

                  (c) the plural shall be deemed to include the singular and vice versa, as applicable.

      11.13 DISCLAIMER OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES RESULTING FROM OR ARISING OUT OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, LOSS OR USE, INCREASED COST OF OPERATIONS, LOSS OF PROFIT OR REVENUE, OR BUSINESS INTERRUPTIONS, HOWEVER SAME MAY BE CAUSED AND REGARDLESS OF THE
OTHER PARTY'S NEGLIGENCE (AND REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE, JOINT,

CONCURRENT, ACTIVE, PASSIVE OR GROSS), FAULT, LIABILITY WITHOUT FAULT, OR WILLFUL MISCONDUCT. THE DISCLAIMER OF LIABILITY SET FORTH IN THE PRECEDING SENTENCE SHALL INCLUDE BOTH AFFILIATED AND UNAFFILIATED THIRD PARTY CLAIMS FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES.

      11.14 ACKNOWLEDGMENT. EACH OF THE PARTIES HERETO SPECIFICALLY ACKNOWLEDGES AND AGREES (1) THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS HEREOF, AND (2) THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT. EACH PARTY HERETO FURTHER AGREES THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY SUCH PROVISIONS OF THIS AGREEMENT ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISIONS OR THAT SUCH PROVISIONS ARE NOT "CONSPICUOUS".

      11.15 JOINT EFFORTS. This Agreement shall be considered for all purposes as prepared through the joint efforts of the Parties, and shall not be construed against one Party or the other as a result of the preparation, submittal or other event of negotiation, drafting or execution thereof.

      11.16 CONFLICTS OF INTEREST. No director, employee, or agent of either Party shall give or receive any commission, fee, rebate, gift, or entertainment of significant cost or value in connection with this Agreement. Upon reasonable advance written notice to the other Party, any mutually agreeable representative(s) authorized by either Party may audit the applicable records of the other Party solely for the purpose of determining whether there has been compliance with this Section 11.16.

WARREN PETROLEUM COMPANY,
  LIMITED PARTNERSHIP
By:  Warren Petroleum G.P., Inc.,
     its general partner

/s/  Stephen A. Furbacher
----------------------------------
By:    Stephen A. Furbacher
Title: President

CEDAR BAYOU FRACTIONATORS, L.P.
By: Downstream Energy Ventures Co., L.L.C.,
        Managing General Partner

By:    /s/  William E. Puckett
       -------------------------------
Name:  William E. Puckett
       -------------------------------
Title:  Vice President
       -------------------------------